UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 5, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                               CONTACTS 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


            CALPINE SUBSIDIARY ANNOUNCES INTENT TO MONETIZE CONTRACTS

  Transaction To Significantly Advance Company's $2.3 Billion Liquidity Program

     (SAN JOSE, CALIF.) June 5, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that Power Contract Financing, L.L.C. (PCF), a wholly owned, stand-alone subsidiary of Calpine Energy Services, L.P. (CES), intends to sell approximately $800 million of Senior Secured Notes Due 2010. The Senior Secured Notes will be secured by fixed cash flows from one of CES' fixed-priced, long-term power sales agreements with the State of California Department of Water Resources and a new fixed-priced, long-term power purchase agreement with a third party.

     Proceeds and fees are subject to market conditions as of the closing date, including interest rates. Net proceeds, after funding of debt reserves and payment of transaction costs and fees, will be used to fund capital expenditures. The noteholders' recourse will be limited to the assets of PCF. Calpine will not provide a guarantee of the Senior Secured Notes Due 2010 or any other form of credit support.

     The Senior Secured Notes Due 2010 will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 5, 2003